Exhibit 99

[DUSA LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)

FOR RELEASE AT 4:00 PM APRIL 14TH, 2004


                          DUSA ANNOUNCES FIRST QUARTER
                     LEVULAN(R) KERASTICK(R) END-USER SALES;
                       POSITIVE RESPONSE AT LASER MEETING


WILMINGTON, MA. APRIL 14, 2004 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) today announced first quarter sales, and a positive response at a recent medical meeting.

DUSA reported that Q1 2004 end-user Levulan(R) Kerastick(R) sales to physicians totaled 12,054 Kerastick units, versus 5,478 in Q4 2003, and versus 1,842 in Q1 2003. The number of BLU-U(R) units placed in doctors' offices also increased, to 534, compared with 406 at the end of Q4 2003 and 324 at the end of Q1 2003. The increased sales resulted from dermatology conferences such as the American Academy of Dermatology meeting (as previously reported), and from both new and existing customers across the country.

Subsequent to the end of the quarter, the Company also participated in the 2004 annual meeting of the American Society of Laser Medicine and Surgery (ASLMS), held in Dallas March 31-April 4. There were numerous presentations and posters on Levulan PDT, generating a positive response that resulted in our booth being busy throughout the meeting.

Dr. Geoffrey Shulman, DUSA's President and CEO, stated "We are delighted to report the increase in Q1 sales, and the continued increase in awareness of our therapy among dermatologists. Although the costs related to the addition of our sales force and related marketing activities are still greater than the gross profit generated from this level of Kerastick sales, we are very encouraged with the increasing sales trend, and believe that our efforts to penetrate the market are working."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with its primary focus in dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the belief that efforts to penetrate the market are working. Such risks and uncertainties include, but are not limited to, changing market and regulatory conditions, limited sales and marketing resources and experience, the impact of competitive products and pricing, continuing FDA approval and market acceptance of our products, the ability of DUSA to develop a large enough market for the products to cover the increased costs of sales, marketing and other overhead, maintenance of DUSA's patent portfolio and other risks identified in our SEC filings from time to time, including those contained in DUSA's Form 10-K for the year ended December 31, 2003.

For further information contact:
D. GEOFFREY SHULMAN, MD, President and CEO
Or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059
Fax: 416.363.6602 or visit www.dusapharma.com